            MORGAN STANLEY EMERGING MARKETS DOMESTIC DEBT FUND, INC.

                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

                              TERMS AND CONDITIONS

1. Each shareholder ("Shareholder") holding shares of common stock of Morgan
Stanley Emerging Markets Domestic Debt Fund, Inc. (the "Fund") will automatically be deemed to have elected to be a participant in the Fund's
Dividend Reinvestment and Cash Purchase Plan (the "Plan"), unless Computershare
Shareholder Services, Inc. (the "Plan Agent") is otherwise instructed by the
Shareholder, in writing to have all distributions, net of any applicable U.S.
withholding tax, paid in cash. A Shareholder who does not wish to participate in the Plan will receive all distributions, the record date for which follows the receipt by the Plan Agent of such Shareholder's instructions, in cash and will be paid by check in U.S. dollars mailed directly to such Shareholder by
Computershare Shareholder Services, Inc., as dividend disbursing agent. The Plan
Agent will act as agent for individual Shareholders in administering the Plan and will open an account for each Shareholder under the Plan in the same name as her or his shares of common stock are registered.

2. Whenever the directors of the Fund declare an income dividend or capital gains distribution payable in shares of common stock or cash, participating
Shareholders will take such dividend or distribution entirely in shares of common stock to be issued by the Fund or to be purchased on the open market by the Plan Agent, and the Plan Agent shall automatically receive such shares of common stock, including fractions, for the Shareholder's account. Whenever the market price per share of common stock equals or exceeds the net asset value per share at the time the shares of common stock are valued for the purpose of determining the number of shares of common stock equivalent to the dividend or distribution (the "Valuation Date"), participants will be issued shares of common stock by the Fund valued at net asset value or, if the net asset value is less than 95%, of the market price on the Valuation Date, then participants will be issued shares valued at 95% of the market price. If net asset value per share on the Valuation Date exceeds the market price per share on that date, the Plan
Agent, as agent for the participants, will buy shares of the Fund's common stock on the open market, on the New York Stock Exchange or elsewhere, for the participants' accounts. If, before the Plan Agent has completed such purchases, the market price exceeds the net asset value per share, the average per share purchase price paid by the Plan Agent may exceed the net asset value per share, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund at net asset value.
Additionally, if the market price exceeds the net asset value per share before the Plan Agent has completed its purchases, the Plan Agent is permitted to cease purchasing shares and the Fund may issue the remaining shares at a price equal to the greater of (a) net asset value or (b) 95% of the then current market price. In a case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by each participant in respect of the dividend or distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues the remaining shares. The Valuation Date shall be the dividend or distribution payment date or, if that date is not a New York
Stock Exchange trading day, the next preceding trading day.

3. Whenever the directors of the Fund declare an income dividend or capital gains distribution payable only in cash, the Plan Agent, as agent for the participants, will buy shares of the Fund's common stock on the open market, on the New York Stock Exchange or elsewhere, with the cash in respect of such dividend or distribution for the participants' accounts, on, or shortly after, the payment date. To the extent the market price exceeds the net asset value of the common stock when the Plan Agent makes such purchases, participants may receive fewer shares of common stock than if the dividend or distribution had been payable in common stock issued by the Fund.

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4. The Plan Agent will apply all cash received as a dividend or distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of the dividend or distribution, but in no event later than 30 days after such payment date, except where necessary to comply with applicable provisions of the federal securities laws. No participant will have any authority to direct the time or price at which the Plan Agent may purchase shares of the Fund's common stock on such participant's behalf.

5. For all purposes of the Plan: (a) the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the New York
Stock Exchange at the close of the previous trading day or, if there is no sale on the New York Stock Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the New York Stock Exchange on such date, (b) each Valuation Date shall be the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading day, the next preceding trading day, and (c) the net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

6. The open-market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the Plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (other than as provided in paragraph
15 hereof) in connection with any inability to purchase shares of common stock within 30 days after the payment date of any dividend or distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Shareholder's account.

7. The Plan Agent will hold shares of common stock acquired pursuant to the Plan in non-certificated form in the name of the Shareholder for whom such shares are being held and each Shareholder's proxy will include those shares of common stock held pursuant to the Plan. The Plan Agent will forward to each Shareholder participating in the Plan any proxy solicitation material received by it. In the case of Shareholders, such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such
Shareholders as representing the total amount registered in the names of such
Shareholders and held for the account of beneficial owners who participate in the Plan.

8. The Plan Agent will confirm, in writing, each acquisition made for the account of a Shareholder as soon as practicable, but in any event not later than
60 days after the date thereof. Such confirmation will indicate the number of shares purchased and the price per share paid, and will include any applicable tax information pertaining to such Shareholder's account. It is understood that the reinvestment of dividends and distributions does not relieve the participant of any income tax which may be payable on such dividends. Any Shareholder who is subject to U.S. backup withholding tax, or who is a foreign Shareholder subject to U.S. income tax withholding, will have the applicable tax withheld from all dividends and distributions received and only the net amount will be reinvested in shares of the Fund's common stock. Although a Shareholder may from time to time have an undivided fractional interest in a share of common stock of the
Fund, no certificates for fractional shares will be issued. However, distributions and dividends on fractional shares of common stock will be credited to each Shareholder's account. In the event of termination of a
Shareholder's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the current market value of the shares of common stock at the time of termination.

9. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for a Shareholder will be credited to the
Shareholder's account. In the event that the Fund

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makes available to Shareholders rights to purchase additional shares of common stock or other securities, the Plan Agent will forward to each Shareholder participating in the Plan any materials received by it relating to such rights.

10. Shareholders will be charged a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of dividends or distributions. Brokerage charges for purchasing small amounts of stock for individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions because the Plan Agent will be purchasing stock for all participants in large blocks and prorating the lower commission thus attainable.

11. A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent, in writing, at Computershare Shareholder Services,
Inc., P.O. Box 43010, Providence, RI 09240-3010. Such termination will be effective immediately if notice is received by the Plan Agent prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividend or distribution, on the first trading day after the dividend or distribution paid for such record date shall have been credited to such Shareholder's account. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made or any dividends or distributions paid subsequent to a notice of termination in writing mailed to the Shareholders at least 30 days prior to the quarterly contribution date, in the case of voluntary cash payments, or the record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full shares held for a Shareholder under the Plan, and cash adjustment for any fractional shares, to be delivered to her or him or, upon the request of such
Shareholder, will sell all of the shares held for the Shareholder under the
Plan, within ten days of receiving the Shareholder's instructions, and will deliver the proceeds less any brokerage commissions and transfer taxes to the
Shareholder.

12. If any Shareholder has withdrawn shares from the Plan, or acquires shares which have been withdrawn from the Plan, and wishes to have such shares held through and subject to the Plan, such Shareholder may resubmit such shares by notifying the Plan Agent at Computershare Shareholder Services, Inc., P.O. Box
43010, Providence, RI 09240-3010.

13. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and
Exchange Commission or any other regulatory authority, only by mailing to the
Shareholders appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the
Shareholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Shareholder's account under the
Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a successor Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for the
Shareholders' accounts, all dividends and distributions payable on the shares of common stock held in the Shareholders' name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

14. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

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